UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2026

Procore Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40396	73-1636261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6309 Carpinteria Avenue, Carpinteria, CA	93013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 477-6267

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	PCOR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported, on July 27, 2026, Procore Technologies, Inc., a Delaware corporation (“Procore”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Procore, DF Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Procore (“Merger Sub”), DroneDeploy, Inc., a Delaware corporation (“DroneDeploy”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative (as defined in the Merger Agreement). Merger Sub was formed by Procore to merge with and into DroneDeploy, with DroneDeploy continuing as the surviving company and as a wholly-owned subsidiary of Procore (the “Merger”).

On September 9, 2026, Procore consummated the Merger, pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, Procore acquired DroneDeploy for a purchase price of approximately $845.0 million in cash, subject to certain adjustments for working capital, transaction expenses, cash, and indebtedness, among other things, as described in the Merger Agreement.

The entry into the Merger Agreement and related matters were reported in a Current Report on Form 8-K filed by Procore with the Securities and Exchange Commission on July 29, 2026, which filing is incorporated herein by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Procore’s Current Report on Form 8-K on July 29, 2026, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Procore Technologies, Inc.

Date: September 9, 2026	By :	/s/ Benjamin C. Singer
Benjamin C. Singer
Chief Legal Officer and Corporate Secretary